Exhibit 99.1

For Immediate Release

Tesco Corporation Reports First Quarter 2015 Results

•	First quarter restructuring efforts advance and are expected to generate approximately $25 million in annualized savings

•	Restructuring and cost controls limited decremental adjusted operating margins to 27% on a 32% sequential decrease in revenues

•	Operating cash generation remains solid, resulting in cash balance of $69.3 million

•	First quarter adjusted diluted EPS loss of $(0.08), excluding $0.13 in charges

HOUSTON, May 8, 2015 -- Tesco Corporation ("TESCO" or the "Company") (NASDAQ: TESO) today reported first quarter 2015 results.

First Quarter Operating Results

Fernando Assing, TESCO's Chief Executive Officer, commented, "As we have previously discussed, the rapid decline in energy prices that took place over the last several months has impacted drilling activity and consequently reduced our customers’ planned spending for both new drilling equipment as well as drilling-related services during the first quarter of 2015. Revenue was down sequentially in all product lines, especially in new top drive sales and land tubular services in North America. We shipped 14 top drives and booked five new top drives during the first quarter.

“In light of the current challenging environment, we implemented during the first quarter a series of restructuring steps that we expect will provide annualized savings of approximately $25 million per year, and we expect to realize the full benefit of these steps in the second half of 2015. In the process, we incurred restructuring costs of $2.6 million during the first quarter, and we anticipate incurring additional associated costs as additional restructuring efforts will continue during the second quarter. We remain highly focused on returning to profitability and in continuing to generate positive cash flow within 2015,” he said.

All prior-period financial information in this press release has been revised as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Tesco reported a net loss of $8.3 million, or $(0.21) per diluted share, for the first quarter ended March 31, 2015. Adjusted net loss for the quarter was $3.3 million, or $(0.08) per diluted share, which excludes certain special items, including certain foreign currency losses, additional consulting and audit fees associated with the 10-K filing, and restructuring costs associated with right-sizing of the Company. This compares to a net loss of $2.1 million, or $(0.05) per diluted share, in the fourth quarter of 2014, and net income of $3.3 million, or $0.08 per diluted share, for the first quarter of 2014. Adjusted net income in the fourth quarter of

2014 was $4.8 million, or $0.12 per diluted share, and in the first quarter of 2014 was $8.4 million, or $0.20 per diluted share. Excluding the $3.9 million pre-tax impact of the restructuring and other nonrecurring costs, adjusted operating loss was $1.7 million. First quarter 2015 revenue was $91.7 million, compared to $134.5 million for the fourth quarter of 2014 and to $121.4 million for the first quarter of 2014, a decrease of 32% and 24%, respectively.

During the first quarter of 2015, cash and cash equivalents declined by approximately $3.2 million to $69.3 million. While we were able to draw down over $26 million from receivables, reductions in accounts payable and customer deposits partially offset this working capital drawdown. Also, increases in inventory and capital expenditures used nearly $13 million in the first quarter. Combined with the borrowing capability under our credit facility, overall liquidity is approximately $185 million for potential strategic purposes. No shares were repurchased in the first quarter, and the dividend declared in the first quarter was not paid until early in the second quarter of 2015. As of May 7, 2015, the Company remains debt-free.

Top Drive Segment

•	Revenue from the Top Drive segment for Q1 2015 was $50.0 million, a $30.1 million, or 37.6%, decrease from Q4 2014 and a $14.7 million, or 22.7%, decrease from Q1 2014.

•	Top Drive sales for Q1 2015 included 14 units (14 new and 0 used), compared to 26 units (26 new and 0 used) sold in Q4 2014 and 20 units (19 new and 1 used) sold in Q1 2014.

•	The rental top drive fleet was 135 during the first quarter.

•
Operating income before adjustments in the Top Drive segment for Q1 2015 was $4.6 million, a $5.2 million, or 53.1%, decrease from Q4 2014 and a $6.1 million, or 57.0%, decrease from Q1 2014.  Our Top Drive operating margins before adjustments were 9% in Q1 2015, a decrease from 12% and 17% in Q4 2014 and Q1 2014, respectively. First quarter operating income and operating margin after adjustments were $6.0 million and 12.0%, respectively, with sequential decremental margins of 31%. This decline in profitability is primarily related to the impact of reduced global top drive sales and North America rental and after-market sales.

•
At March 31, 2015, Top Drive backlog was 24 units, with a total potential value of $23.1 million, compared to 33 units at December 31, 2014, with a potential value of $35.5 million.  This compares to a backlog of 45 units at March 31, 2014, with a potential value of $54.7 million. Approximately half the backlog at the end of the first quarter is not scheduled to ship until 2016.  Today, our backlog stands at 21 units with a potential value of $20.0 million.

Tubular Services Segment

•	Revenue from the Tubular Services segment for Q1 2015 was $41.7 million, a $12.7 million, or 23.3%, decrease from Q4 2014 and a $15.0 million, or 26.5%, decrease from Q1 2014.

•
Operating income before adjustments in the Tubular Services segment for Q1 2015 was $2.0 million, a $2.1 million, or 51.2%, decrease from Q4 2014 and an $8.9 million, or 81.7%, decrease from Q1 2014.  Our Tubular Services operating margins were 5% for Q1 2015, down from 8% and 19% in Q4 2014 and Q1 2014, respectively. First quarter operating income and operating margin after adjustments were $2.9 million and 6.9%, respectively, with sequential decremental margins of 17%. While sequential profitability in Latin America rebounded, North America profitability was negatively impacted by pricing and activity declines over the quarter.

Other Segments and Expenses

•
Research and engineering costs for Q1 2015 were $2.9 million, compared to $2.8 million in Q4 2014 and $2.5 million in Q1 2014. We continue to invest in the development, commercialization, and enhancements of our proprietary technologies relating to our Top Drive and Tubular Services segments.

•
Corporate and other costs for Q1 2015 were $9.3 million, a $0.2 million, or 2.1%, decrease from Q4 2014 and a $0.4 million, or 4.1%, decrease from Q1 2014. Adjusted costs would have been $7.7 million primarily as a result of the restructuring efforts.

•	Net foreign exchange losses for Q1 2015 were $3.2 million, compared to $1.9 million in Q4 2014 and $3.3 million in Q1 2014. The largest foreign exchange losses were from Latin America.

•
Our effective tax rate for Q1 2015 was a 6% benefit compared to a 552% expense in Q4 2014 and a 39% expense in Q1 2014. The effective tax rate on the pre-tax losses in the first quarter was lower than prior periods primarily due to differences in profitability in various tax jurisdictions and the non-deductibility of certain foreign exchange losses.

•	Total capital expenditures were $7.3 million in Q1 2015, primarily for tubular services equipment, a $2.0 million, or 38%, increase from Q4 2014 and a $0.7 million, or 9%, decrease from Q1 2014.

Outlook

The Company believes that the North American rig count is starting to stabilize as the pace of decline has slowed over the last few weeks. However, significant downside risk remains. The international rig count is expected to continue to decline slightly over the rest of the year. Requests for additional pricing concessions in North America have slowed, while we are facing some requests for moderate pricing concessions from international customers. The Company expects to incur an additional operating loss before restructuring charges for the second quarter of 2015. The Company’s restructuring efforts are targeted to allow Tesco to generate positive operating income in the second half of 2015.

For the balance of 2015, the Company expects to generate additional cash through improved profitability, further reductions in receivables and inventory and lower capital spending. The Company will continue to assess the timing of additional share repurchases under the remaining authorization of $73.0 million against other investment opportunities and short-term cash preservation goals.

Top Drive Segment

•
During the second quarter of 2015 the Company expects to ship approximately 10-12 top drives with new bookings anticipated to be below this level but at or above booking levels in the first quarter of 2015, driving a further sequential decline in revenue.

•	Operating margins are expected to moderately improve sequentially in the second quarter due to the benefit of restructuring efforts and improved international rental margins.

Tubular Services Segment

•	Revenue from the Tubular Services segment is expected to decline sequentially in the second quarter of 2015 as the average North America rig count is expected to be lower.

•
Operating margins are expected to decline sequentially in the second quarter of 2015 due to the impact of lower North America activity and pricing as well as some lower pricing in certain international markets. While the Company has made progress in addressing profitability through restructuring efforts, the Company will be making additional adjustments during the second quarter.

Other Segments and Expenses

•
Research and engineering costs are expected to run approximately $2.5 million per quarter, and corporate and other costs are expected to run approximately $7.5 to $8.0 million per quarter for the balance of 2015.

•
The effective tax rate for the full year of 2015 will be sensitive to the impact of earnings and losses by tax jurisdiction as well as non-deductible items such as certain foreign exchange gains and losses.

•	Total capital expenditures for 2015 are expected to be approximately $10 to $20 million.

Assing said, "Despite the current headwinds, we have continued to implement the strategy we outlined last year. We have been successful in developing relationships with international rig builders that should provide more top drive booking opportunities as the market recovers. In addition, we continued to ramp up our offshore activities in the North Sea and booked the first third-party offshore top drive recertification project that opens up a new market for Tesco. Finally, the new test rig in Houston is now operational, which should accelerate Tesco’s ability to bring new products to market faster with a higher degree of quality and reliability.

“While our short-term priorities remain cash generation and the return to operating profitability, we plan to continue to implement our strategic plans for shareholder returns, acquisitions and organic investments as market conditions dictate,” he said.

Conference Call

The Company will conduct a conference call to discuss its results for the first quarter 2015 today at 9:00 a.m. Central Time.  To participate in the conference call, dial 1-877-407-0672 inside the U.S. or 1-412-902-0003 outside the U.S. approximately 10 minutes prior to the scheduled start time. The conference call and all questions and answers will be recorded and made available until May 22, 2015. To listen to the replay, call 1-877-660-6853 inside the U.S. or 1-201-612-7415 outside the U.S. and enter conference ID 13607981#.

The conference call will be webcast live as well as by replay at the Company's web site, www.tescocorp.com. Listeners may access the call through the "Conference Calls" link in the Investor Relations section of the site.

TESCO Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and natural gas. TESCO® is a registered trademark in the United States and Canada. Casing Drive System™, CDS™, Multiple Control Line Running System™ and MCLRS™ are trademarks in the United States and Canada.

For further information please contact:
Chris Boone (713) 359-7000
Tesco Corporation

Caution Regarding Forward-Looking Information and Risk Factors

This news release contains forward-looking statements within the meaning of Canadian and United States securities laws, including the United States Private Securities Litigation Reform Act of 1995. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. Forward-looking information is often, but not always identified by the use of words such as "anticipate", "believe", "expect", "plan", "intend", "forecast", "target", "project", "may", "will", "should", "could", "estimate", "predict" or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this press release include, but are not limited to, statements with respect to expectations of our prospects, future revenue, earnings, activities and technical results.

Forward-looking statements and information are based on current beliefs as well as assumptions made by, and information currently available to, us concerning anticipated financial performance, business prospects, strategies and regulatory developments. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect. The forward-looking statements in this news release are made as of the date it was issued and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that outcomes implied by forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements.

These risks and uncertainties include, but are not limited to, the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of our products and services, other risks inherent in the drilling services industry (e.g. operational risks, potential delays or changes in customers' exploration or development projects or capital expenditures, the uncertainty of estimates and projections relating to levels of rental activities, uncertainty of estimates and projections of costs and expenses, risks in conducting foreign operations, the consolidation of our customers, and intense competition in our industry),  risks, including litigation, associated with our intellectual property and with the performance of our technology. These risks and uncertainties may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. When relying on our forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Copies of our Canadian public filings are available through www.tescocorp.com and on SEDAR at www.sedar.com. Our U.S. public filings are available at www.sec.gov and through www.tescocorp.com.

The risks included here are not exhaustive. Refer to "Part I, Item 1A - Risk Factors" in our Annual Report on Form 10-K filed for the year ended December 31, 2013 for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

(tables to follow)

TESCO CORPORATION
Condensed Consolidated Statements of Income
(in millions, except per share information)

	Three Months Ended March 31,
	2015	2014
	(Unaudited)
Revenue	$91.7	$121.4
Operating expenses
Cost of sales and services	83.3	95.9
Selling, general and administrative	11.1	13.9
Research and engineering	2.9	2.5
	97.3	112.3
Operating income (loss)	(5.6)	9.1
Interest expense, net	0.2	0.3
Other expense, net	3.0	3.4
Income (loss) before income taxes	(8.8)	5.4
Income taxes	(0.5)	2.1
Net income (loss)	$(8.3)	$3.3
Earnings (loss) per share:
Basic	$(0.21)	$0.08
Diluted	$(0.21)	0.08
Dividends per share:
Basic	$0.05	$—
Weighted average number of shares:
Basic	39.0	39.7
Diluted	39.2	40.5

TESCO CORPORATION
Condensed Consolidated Balance Sheets
(in millions)

	March 31, 2015	December 31, 2014
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$69.3	$72.5
Accounts receivable, net	102.9	128.7
Inventories, net	120.2	114.7
Other current assets	41.0	44.8
Total current assets	333.4	360.7
Property, plant and equipment, net	198.0	202.5
Goodwill	34.4	34.4
Other assets	23.4	21.7
Total assets	$589.2	$619.3
Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long term debt	$—	$—
Accounts payable	28.2	36.1
Accrued and other current liabilities	38.6	46.7
Income taxes payable	6.9	8.9
Total current liabilities	73.7	91.7
Other liabilities	2.5	2.2
Long-term debt	—	—
Deferred income taxes	8.9	12.3
Shareholders' equity	504.0	513.1
Total liabilities and shareholders’ equity	$589.2	$619.3

TESCO CORPORATION
Segment Results
(in millions, except per share information)

	Three Months Ended March 31,		Three Months Ended December 31,
	2015	2014	2014
Segment revenue	(Unaudited)		(Unaudited)
Top Drives
Sales	$17.8	$25.3	$35.2
Rental services	20.1	24.7	25.5
After-market sales and service	12.1	14.7	19.4
	50.0	64.7	80.1
Tubular Services
Land	30.6	39.9	40.6
Offshore	9.8	10.8	7.7
CDS, Parts, & Accessories	1.3	6.0	6.1
	41.7	56.7	54.4

Casing Drilling	—	—	—
Consolidated revenue	$91.7	$121.4	$134.5

Segment operating income (loss):
Top Drives	$4.6	$10.7	$9.8
Tubular Services	2.0	10.9	4.1
Casing Drilling	—	(0.3)	—
Research and Engineering	(2.9)	(2.5)	(2.8)
Corporate and other	(9.3)	(9.7)	(9.5)
Consolidated operating income	$(5.6)	$9.1	$1.6
Net income (loss)	(8.3)	3.3	(2.1)
Earnings (loss) per share (diluted)	(0.21)	0.08	(0.05)
Adjusted EBITDA(a) (as defined)	9.6	22.0	22.6
________________________

(a)	See explanation of Non-GAAP measure below

TESCO CORPORATION
Non-GAAP Measure - Adjusted EBITDA (1)
 (in millions)

	Three Months Ended March 31,		Three Months Ended December 31,
	2015	2014	2014
Net income (loss) under U.S. GAAP	$(8.3)	$3.3	$(2.1)
Income tax expense (benefit)	(0.5)	2.1	1.8
Depreciation and amortization	10.1	9.7	11.5
Net interest expense	0.2	0.3	0.2
Stock compensation expense-non-cash	1.0	1.7	0.8
Severance & executive retirement charges	2.6	—	2.8
Bad debt from certain accounts	—	1.6	—
Foreign exchange (gain) loss	3.2	3.3	1.9
Venezuela charges	—	—	3.1
Warranty & legal reserves	—	—	2.6
Additional 10-K costs	1.3	—	—
Adjusted EBITDA	$9.6	$22.0	$22.6

(1)
Our management reports our financial statements in accordance with U.S. GAAP but evaluates our performance based on non-GAAP measures, of which a primary performance measure is Adjusted EBITDA. Adjusted EBITDA consists of earnings (net income or loss) available to common stockholders before interest expense, income tax expense, foreign exchange gains or losses, noted income or charges from certain accounts, non-cash stock compensation, non-cash impairments, depreciation and amortization, gains or losses from merger and acquisition transactions and other non-cash items. This measure may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance because:

•
it is widely used by investors in our industry to measure a company's operating performance without regard to items such as net interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, financing methods, capital structure and the method by which assets were acquired;

•
it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest), merger and acquisition transactions (primarily gains/losses on sale of a business), and asset base (primarily depreciation and amortization) and actions that do not affect liquidity (stock compensation expense and non-cash impairments) from our operating results; and

•
it helps investors identify items that are within our operational control. Depreciation and amortization charges, while a component of operating income, are fixed at the time of the asset purchase in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

 Our management uses Adjusted EBITDA:

•
as a measure of operating performance because it assists us in comparing our performance on a consistent basis as it removes the impact of our capital structure and asset base from our operating results;

•	as one method we use to evaluate potential acquisitions;

•	in presentations to our Board of Directors to enable them to have the same consistent measurement basis of operating performance used by management;

•	to assess compliance with financial ratios and covenants included in our credit agreements; and

•	in communications with investors, analysts, lenders, and others concerning our financial performance.
  TESCO CORPORATION
Reconciliation of GAAP Net Income to Adjusted Net Income (2)
 (in millions. except earnings per share data)

	Three Months Ended March 31,		Three Months Ended December 31,
	2015	2014	2014
Net income (loss) under U.S. GAAP	$(8.3)	$3.3	$(2.1)
Severance & executive retirement charges	1.8	—	2.1
Warranty & Legal reserves	—	—	1.9
Certain foreign exchange losses	2.4	2.9	0.6
Bad debt on certain accounts	—	1.6	—
Certain tax-related charges	—	0.6	—
Venezuela charges	—	—	2.3
Additional 10-K costs	0.8	—	—
Adjusted Net Income (Loss)	$(3.3)	$8.4	$4.8

Diluted earnings (loss) per share:
Net income (loss) under U.S. GAAP	$(0.21)	$0.08	$(0.05)
Severance & executive retirement charges	0.05	—	0.05
Warranty & Legal reserves	—	—	0.05
Certain foreign exchange losses	0.06	0.07	0.01
Bad debt on certain accounts	—	0.04	—
Certain tax-related charges	—	0.01	—
Venezuela charges	—	—	0.06
Financial revision costs	0.02	—	—
Adjusted Net Income (Loss)	$(0.08)	$0.20	$0.12

(2)
Adjusted net income is a non-GAAP measure comprised of net income attributable to Tesco excluding the impact of certain identified items. The Company believes that adjusted net income is useful to investors because it is a consistent measure of the underlying results of the Company’s business. Furthermore, management uses adjusted net income as a measure of the performance of the Company’s operations.